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FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION
                                            PLEASE CONTACT:
September 8, 2000
                                            BYL BANCORP
                                            ROBERT UCCIFERRI, PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER, OR
                                            BARRY MOORE, EVP/CFO, OR
                                            BYL BANK GROUP
                                            GARY STRACHN, SENIOR VP/CFO,
                                            (714) 685-1317

PRESS RELEASE

BYL BANCORP ANNOUNCES NEW DIRECTOR
Orange, CA. - BYL Bancorp ("BYL") (NASDAQ National Market "BOYL"), the holding company for the BYL Bank Group, announced today its agreement to appoint Sy Jacobs to the boards of directors of both BYL Bancorp and BYL Bank Group, subject to receipt of regulatory consents. Robert Ucciferri, President and Chief Executive Officer of BYL, stated "We are pleased to welcome Sy Jacobs to the board. He brings significant experience in the financial services industry and expertise in strategic transactions. We expect him to be a valuable member as we continue to pursue our plan for maximizing future earnings potential and overall value to our stockholders."

The appointment is made as part of an agreement with an investor group led by Mr. Jacobs, general partner of JAM Partners, L.P., an investment partnership based in New York, and including Nick Becker, David Harvey and Everest Partners, an investment partnership based in Nevada, pursuant to which the investor group will withdraw its request to the company to include an alternative slate of directors at its annual meeting of stockholders scheduled for September 27, 2000.

BYL Bancorp is a California corporation headquartered in Orange, California whose principal operating subsidiary is BYL Bank Group ("BYL"). BYL's primary market area is Orange and Riverside Counties, California in which it operates seven full-service banking centers and two divisional loan origination offices. Additionally, BYL has mortgage loan origination offices in Colorado, Indiana, Florida, Kansas, Northern California, Nevada, Utah and Washington state. BYL's specialized loan origination divisions, Mortgage and SBA, operate under the name of Bank of Yorba Linda, a division of BYL Bank Group. BYL specializes in originating and selling residential real estate loans, commercial real estate loans and SBA guaranteed loans. The shares of common stock of BYL Bancorp trade on the NASDAQ National Market System under the symbol "BOYL".

This release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's publicly available Securities and Exchange Commission filings including its reports Forms on 10-K and 10-Q. Additional information summarizing segment operations for BYL Bank Group is available upon request. Contact Carole Biniasz, VP/Cashier at (714) 685-1395 or write to BYL Bancorp, 1875 N. Tustin Street, Orange, California 92865.